Exhibit A-4

Capital structure of PacifiCorp group companies at June 30, 2005.

PacifiCorp Consolidated

	($ in millions)	(%) of total capitalization
Short-term debt (1)	$434.7	5.5%
Long-term debt	3,940.1	49.6%
Preferred stock subject to mandatory redemption	45.0	0.6%
Preferred stock	41.3	0.5%
Minority interest	30.1	0.4%
Common stock equity	3,455.2	43.5%

Total	$7,946.4	100.0%

Notes:

The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1)	Includes long-term debt currently maturing.

Table AH

STATEMENTS OF CONSOLIDATED CHANGES IN COMMON SHAREHOLDER’S EQUITY

(Millions of dollars, thousands of shares)

	Common Shareholder’s Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Comprehensive Income (Loss)
	Shares	Amounts
Balance at March 31, 2003	312,176	$2,892.1	$305.9	$(3.6)

Comprehensive income
Net income	—	—	248.1	—	$248.1
Other comprehensive income (loss):
Unrealized gain on available-for-sale securities, net of tax of $3.8	—	—	—	6.2	6.2
Minimum pension liability, net of tax of $(3.8)	—	—	—	(6.1)	(6.1)
Cash dividends declared:
Preferred stock	—	—	(3.3)	—	—
Common stock ($0.51 per share)	—	—	(160.6)	—	—

Balance at March 31, 2004	312,176	2,892.1	390.1	(3.5)	$248.2

Comprehensive income
Net income	—	—	251.7	—	$251.7
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of tax of $(0.1)	—	—	—	(0.2)	(0.2)
Minimum pension liability, net of tax of $(0.6)	—	—	—	(1.0)	(1.0)
Stock-based compensation expense	—	2.0	—	—	—
Cash dividends declared:
Preferred stock	—	—	(2.1)	—	—
Common stock ($0.62 per share)	—	—	(193.3)	—	—

Balance at March 31, 2005	312,176	2,894.1	446.4	(4.7)	$250.5

Comprehensive income
Net income	—	—	46.4	—	$46.4
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of tax of $	—	—	—	(0.7)	(0.7)
Minimum pension liability, net of tax of $	—	—	—	—	—
Equity contribution from PHI	11,737	125.0
Stock-based compensation expense	—		—	—	—
Cash dividends declared:
Preferred stock	—	—	(0.5)	—	—
Common stock ($0. per share)	—	—	(50.8)	—	—

Balance at June 30, 2005	323,913	$3,019.1	$441.5	$(5.4)	$45.7

		$—	$—	$—

PACIFICORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, continued

(Unaudited)

(Millions of dollars)

LIABILITIES AND SHAREHOLDERS’ EQUITY	June 30, 2005	March 31, 2005
Current liabilities:
Accounts payable	$289.9	$350.4
Amounts due to affiliates	4.3	3.9
Accrued employee expenses	96.3	134.3
Taxes payable	39.6	39.8
Interest payable	53.3	64.8
Current derivative contract liability	110.4	136.7
Current deferred tax liability	—	2.0
Long-term debt and capital lease obligation, currently maturing	120.1	269.9
Preferred stock subject to mandatory redemption, currently maturing	3.7	3.7
Notes payable and commercial paper	314.6	468.8
Other	122.6	123.4

Total current liabilities	1,154.8	1,597.7

Deferred credits:
Deferred income taxes	1,641.9	1,629.0
Investment tax credits	73.6	75.6
Regulatory liabilities	817.1	806.0
Non-current derivative contract liability	588.7	630.5
Pension and other post employment liabilities	410.9	422.4
Other	310.8	304.8

Total deferred credits	3,843.0	3,868.3

Long-term debt and capital lease obligations, net of current maturities	3,940.1	3,629.0
Preferred stock subject to mandatory redemption, net of current maturities	41.3	48.8

Total liabilities	8,979.2	9,143.8

Commitments and contingencies (See Note 6)

Shareholders’ equity:
Preferred stock	41.3	41.3

Common equity:
Common shareholder’s capital	3,019.1	2,894.1
Retained earnings	441.5	446.4
Accumulated other comprehensive income (loss):
Unrealized gain on available-for-sale securities, net of tax of $2.2/June and $2.6/March	3.6	4.3
Minimum pension liability, net of tax of $(5.5)/June and March	(9.0)	(9.0)

Total common equity	3,455.2	3,335.8

Total shareholders’ equity	3,496.5	3,377.1

Total liabilities and shareholders’ equity	$12,475.7	$12,520.9

PACIFICORP

CONSOLIDATING BALANCE SHEETS

#REF!

(in thousands of dollars)

	PacifiCorp Consolidated	Reclasses & Eliminations		Domestic Electric	Specialized Services	PacifiCorp Environmental	PacifiCorp Group Holdings Co.
CURRENT LIABILITIES
Long-term debt currently maturing	119,734	—		119,734	—	—	—
Capital lease obligations currently maturing	419	—		419	—	—	—
Preferred stock currently maturing	3,750	—		3,750	—	—	—
Notes payable and commercial paper	314,571	—		314,571	—	—	—
Accounts payable	289,404	4	A,B	284,543	4,301	556	—
Accounts payable - intercompany	37	(8,682	)B	7,520	1,199	—	—
Notes payable - intercompany	—	(15,422	)B	15,422	—	—	—
ScottishPower payable	4,302	—		4,302	—	—	—
Accrued employee expenses	96,319	—	E	93,565	2,639	115	—
Taxes accrued	39,592	—		35,071	4,521	—	—
Interest accrued	53,301	—		53,301	—	—	—
Dividends payable	521	—		521	—	—	—
FAS 133 current liability	110,351	—		110,351	—	—	—
Current deferred tax liability	—	—		—	—	—	—
Customer deposits and other	122,624	—	E	117,418	5,203	3	—

TOTAL CURRENT LIABILITIES	1,154,925	(24,100)		1,160,488	17,863	674	—

LONG-TERM DEBT & OTHER LONG-TERM OBLIGATIONS
Long-term debt	3,901,621	—		3,901,621	—	—	—
Advances from affiliated companies	—	—	B	—	—	—	—
Capital lease obligations	38,448	—		38,448	—	—	—
Mandatorily redeemable preferred stock	41,250	—		41,250	—	—	—

TOTAL LONG TERM DEBT & CAPITAL LEASES	3,981,319	—		3,981,319	—	—	—

DEFERRED CREDITS
Income taxes	1,641,923	—		1,637,182	949	3,792	—
Investment tax credits	73,568	—		73,568	—	—	—
Regulatory liability	809,230	—		809,230	—	—	—
FAS 133 regulatory liability	—	—		—	—	—	—
FAS 143 regulatory liability	7,865	—		2,730	5,135	—	—
FAS 133 noncurrent liability	588,719	—		588,719	—	—	—
FAS 143 noncurrent liability	—	—		—	—	—	—
Mining accruals and other	691,596	—		528,228	145,407	17,961	—
Minority interest	30,120	—		—	29,140	980	—

TOTAL DEFERRED CREDITS	3,843,021	—		3,639,657	180,631	22,733	—

TOTAL LIABILITIES	8,979,265	(24,100)		8,781,464	198,494	23,407	—

COMPANY OBLIGATED MANDITORILY
REDEEMABLE PREFERRED SECURITIES	—	—	D	—	—	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	41,276	—		41,276	—	—	—
Common stock	3,017,123	(1,844	)A,C	3,017,123	—	1,844	—
Premium on capital stock	1,973	—	A	1,973	—	—	—
Retained earnings	441,473	(76,425	)A,C	441,474	67,998	8,426	—
Contra equity	—	—		—	—	—	—
Minimum Pension Liability adjustment	(8,991)	—		(8,991)	—	—	—
FAS 115 adjustment	3,590	—		738	3,357	(505)	—
FAS 133 adjustment	—	—		—	—	—	—
Guarantees of employee stock ownership plan	—	—		—	—	—	—

TOTAL STOCKHOLDERS’ EQUITY	3,496,444	(78,269)		3,493,593	71,355	9,765	—

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	12,475,709	(102,369)		12,275,057	269,849	33,172	—

	(1)	1		—	—	(2)	—